American Lorain Corporation Has Regained Compliance with the
Requirements for Continued Listing on the NYSE American

LINYI CITY, China, December 15, 2017 /PRNewswire/ -- American Lorain Corporation (the "Company") (NYSE MKT: ALN) announced on December 13, 2017, that, as a result of the Forms 10-Q filings for the periods ended March 31, 2017, June 30, 2017 and September 30, 2017 with the Securities and Exchange Commission on December 11, 2017, the Company has been advised by the Staff of NYSE Regulation that it has regained compliance with the continued listing standards of the NYSE American, as set forth in Part 10 of the NYSE American Company Guide, specifically Sections 134 and 1101. Accordingly, the late filer indicator (“.LF”) will no longer be disseminated with the Company’s trading symbol.